Exhibit 3.01
RESTATED CERTIFICATE OF INCORPORATION
OF
USG CORPORATION
(Originally incorporated October 22, 1984)
(Pursuant to Section 303 of the
Delaware General Corporation Law)
     USG Corporation (the “corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify:
     FIRST: That the corporation filed a plan of reorganization (the “Plan”) which, pursuant to chapter 11 of Title 11 the United States Code, was confirmed by an order dated June 16, 2006 of the United States Bankruptcy Court for the District of Delaware, a Court having jurisdiction of a proceeding under the United States Bankruptcy Code (the “Order”), and that such Order provides for the making and filing of this Restated Certificate of Incorporation.
     SECOND: That this Restated Certificate of Incorporation has been duly adopted and executed in accordance with Sections 303, 242 and 245 of the Delaware General Corporation Law, as authorized by the Order, it being necessary to put into effect and carry out the Plan by amending, restating and integrating the corporation’s Restated Certificate of Incorporation as set forth herein, and that this Restated Certificate of Incorporation shall become effective at 5:00 p.m. Eastern Time on June 19, 2006.
     THIRD: That, pursuant to the Order, the provisions of the corporation’s Restated Certificate of Incorporation to be effected thereunder and hereunder are as follows:
ARTICLE FIRST
     The name of the corporation is USG Corporation.
ARTICLE SECOND
     The corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company.
ARTICLE THIRD
     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH
     The total number of shares which the corporation shall have authority to issue is 236,000,000, of which 36,000,000 shares of the par value of one dollar each shall be preferred stock and 200,000,000 shares of the par value of $0.10 each shall be common stock.
     Shares of the stock of any class of the corporation may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the board of directors thereof, and any and all such shares so issued the full consideration for which shall have been paid or delivered, shall be deemed fully paid and nonassessable stock and not liable to any further call or assessment thereon.
     Notwithstanding any other provision of this article FOURTH, (i) the corporation will not issue any nonvoting equity securities, within the meaning of §1123(a)(6) of the United States Bankruptcy Code, 11 U.S.C., or any successor statute thereto and (ii) in the event that the corporation issues any class of equity securities having a preference over another class of equity securities with respect to dividends, the terms of such class of equity securities will include adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends, within the meaning of §l123(a)(6) of the United States Bankruptcy Code, 11 U.S.C., or any successor statute thereto.
     A description of the different classes of stock of the corporation and a statement of the designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof, in respect of each class of said stock are as follows:
Section 1. Provisions Applicable to Preferred Stock
     (a) The board of directors is expressly authorized at any time and from time to time to provide for the issuance of shares of preferred stock in one or more series with such voting powers full or limited or, subject to the other provisions of this article FOURTH, without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors and as are not stated and expressed in the Restated Certificate of Incorporation including (but without limiting the generality thereof) the following:
          (i) The designation of such series.
          (ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock and whether such dividends shall be cumulative or non-cumulative.
          (iii) Whether the shares of such series shall be subject to redemption by the corporation and, if made subject to such redemption, the time, prices and other terms and conditions of such redemption.

          (iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.
          (v) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.
          (vi) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise.
          (vii) The restrictions, if any, on the issue or reissue of any additional preferred stock.
          (viii) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of, assets of the corporation.
     (b) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in paragraph (c) hereof or in the resolutions of the board of directors creating any series of preferred stock, the holders of any such series shall have no voting power whatsoever. Any amendment to the Restated Certificate of Incorporation which shall increase or decrease the authorized stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the corporation.
     (c) If at any time dividends in respect of any series of preferred stock shall be in default in an amount equal to or exceeding the dividend thereon for six quarterly periods at the rate fixed therefore, the holders of the outstanding preferred stock of all series, voting separately as a class, each share of preferred stock having one vote, in addition to any other voting right of such stock with respect to election of directors, shall become entitled at the next annual meeting of stockholders and at each annual meeting thereafter until all dividends in default on all series of preferred stock shall have been paid or declared and a sum sufficient for the payment thereof set apart, to elect two directors of the corporation, and the remaining directors of the corporation shall be elected by the holders of stock of the corporation entitled to vote at elections of directors in the absence of such a default in the payment of dividends, including the holders of outstanding preferred stock with voting rights in the election of directors. When all dividends in default on all series of preferred stock shall thereafter be paid or declared and a sum sufficient for the payment thereof set apart, the holders of the outstanding preferred stock shall then be divested of such right to elect two directors of the corporation and at the next annual meeting of stockholders and at each annual meeting thereafter each holder of preferred stock shall again have the same voting rights at the election of directors as such holder would have had but for such default in the payment of dividends, but always subject to the same provisions for the vesting of such right to elect two directors in case of any similar future default in the payment of dividends on any series of preferred stock.
     (d) No holder of shares of preferred stock of the corporation shall be entitled as a matter of right, to any preemptive right to subscribe to any additional issues of stock of the corporation of any class, or any securities convertible into any class of stock of the corporation, except as may otherwise be stated in the resolution of the board of directors creating any series of preferred stock.
Section 2. Junior Participating Preferred Stock, Series C
     There is hereby established a series of preferred stock which shall be designated as Junior Participating Preferred Stock, Series C (the “Series C Preferred Stock”) and shall consist of two million (2,000,000) shares. The voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions are as follows:
     A. Dividends and Distributions.
     (1) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series C Preferred Stock with respect to dividends, the holders of shares of Series C Preferred Stock, in preference to the holders of Common Stock, $0.10 par value per share, of the corporation (the “common stock”) and of any other junior stock, shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $25.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the corporation shall at any time on or after May 7, 1993 declare or pay any dividend on common stock payable in shares of common stock, or effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
     (2) The corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph (1) of this Section immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock); provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any Quarterly Dividend Payment Date and the next subsequent

Quarterly Dividend Payment Date, a dividend of $25.00 per share on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     (3) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Dale next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rats on a share-by-share basis among all such shares at the lime outstanding. The board of directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
     B. Voting Rights. The holders of shares of Series C Preferred Stock shall have the following voting rights:
     (1) Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the corporation. In the event the corporation shall at any time on or after May 7, 1993 declare or pay any dividend on common stock payable in shares of common stock, or effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
     (2) Except as otherwise provided herein or by law, the holders of shares of Series C Preferred Stock and the holders of shares of common stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.
     (3) Except as set forth herein, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

     C. Certain Restrictions.
     (1) Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in Section A are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the corporation shall not:
          (i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;
          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
          (iii) redeem ox purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or
          (iv) purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
     (1) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (1) of this Section C, purchase or otherwise acquire such shares at such time and in such manner.
     D. Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth therein.
     E. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of common stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time on or after May 7, 1993 declare or pay any dividend on common stock payable in shares of common stock, or effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock), then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
     F. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Preferred Stock then outstanding shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged. In the event the corporation shall at any time on or after May 7, 1993 declare or pay any dividend on common stock payable in shares of common stock, or effect a subdivision or combination or consolidation of the outstanding shares of common stock, (by reclassification or otherwise) into a greater or lesser number of shares of common stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
     G. No Redemption. The shares of Series C Preferred Stock shall not be redeemable.
     H. Amendment. The Restated Certificate of Incorporation, as amended, of the corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series C Preferred Stock, voting together as a single class.

Section 3. Provisions Applicable to Common Stock
     (a) After the requirements in respect of dividends upon the preferred stock to the end of the then current quarterly dividend period or periods for the preferred stock shall have been met, the holders of the common stock shall be entitled to receive out of any remaining net profits or net assets of the corporation applicable to dividends, such dividends as may from time to time be declared by the board of directors, and the holders of the common stock shall be entitled to share ratably in any dividends so declared to the exclusion of the holders of the preferred stock.
     (b) In the event of any liquidation or dissolution or winding up of the corporation (whether voluntary or involuntary) after payment in full of the amounts payable in respect of the preferred stock, the holders of the common stock shall be entitled, to the exclusion of the holders of the preferred stock, to share ratably in all the assets of the corporation then remaining.
     (c) Except as otherwise made mandatory by law, each holder of common stock shall be entitled to one vote for each full share of such stock then outstanding and of record in his name on the books of the corporation.
     (d) The holders of common stock shall have no preemptive right to purchase or subscribe for any additional shares of capital stock (or securities convertible into capital stock) which may hereafter be issued or sold by the corporation.
     (e) Upon the filing in the Office of the Secretary of State of the State of Delaware of this Restated Certificate of Incorporation, the shares of common stock, par value $0.10 per share, of the corporation issued and outstanding immediately prior to the time when this Restated Certificate becomes effective are hereby automatically reclassified and changed without any action on the part of the holders thereof so that each fifty (50) shares of common stock becomes one (1) validly issued, fully paid and non-assessable share of common stock of the corporation. When such reclassification of any holder’s shares of common stock would otherwise result in a number of shares that is not a whole number, the actual reclassified number of shares of such stock shall be rounded to the next higher or lower whole number as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher or lower whole number, and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. Upon consummation of the reclassification of the common stock of the corporation as set forth in this paragraph, the holders of shares of common stock of the corporation shall have all of the rights accorded to them by law.
ARTICLE FIFTH
     Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may only be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by the holders of 80% of the voting power of all of the stock of the corporation entitled to vote with respect to the subject matter thereof.
ARTICLE SIXTH
     (a) Except as set forth in paragraph (d) of this article SIXTH, the affirmative vote or consent of the holders of 80% of the voting power of all of the stock of this corporation entitled to vote in elections of directors (computed without regard to the additional voting rights referred to in Section 1(c) of article FOURTH) shall be required:
          (i) for a merger or consolidation of this corporation or any subsidiary thereof with or into any other corporation, or
          (ii) for any sale or lease of all or any substantial part of the assets of this corporation or any subsidiary thereof to any other corporation, person or other entity, or
          (iii) for any sale or lease of this corporation or any subsidiary thereof of any assets (except assets having an aggregate fair market value of less than $10,000,000) in exchange for voting securities (or securities convertible into voting securities or options, warrants, or rights to purchase voting securities or securities convertible into voting securities) of this corporation or any subsidiary by any other corporation, person or other entity, if as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto such other entity which is party to such a transaction is the beneficial owner, directly or indirectly of 5% or more in number of shares of the outstanding shares of any class of stock of this corporation entitled to vote in elections of directors.
     (b) For purposes of this article SIXTH, any corporation, person or other entity, shall be deemed to be the beneficial owner of arty shares of stock of this corporation,
          (i) which it owns directly, whether or not of record, or
          (ii) which it has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise, whether or not presently exercisable, or
          (iii) which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (ii) above), by an “affiliate” or “associate” as those terms are defined herein, or
          (iv) which are beneficially owned, directly or indirectly by any other corporation, person or entity (including any shares which such other corporation, person or entity has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise, whether or not presently exercisable) with which it or its “affiliate” or “associate” has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of this corporation.
For the purposes of this article SIXTH, the outstanding shares of stock of this corporation shall include shares deemed owned through the application of clauses (b)(ii), (iii) and (iv) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, options or otherwise.
For the purposes of this article SIXTH, the term “affiliate” shall mean any person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation, person or other entity. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, person or other entity, whether through the ownership of voting securities, by contract, or otherwise.
For purposes of this article SIXTH, the term “associate” shall mean (1) any corporation or organization (other than this corporation or a majority-owned subsidiary of this corporation) of which such corporation, person or other entity is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such corporation, person or other entity has a substantial beneficial interest or as to which such corporation, person or other entity serves as a trustee or in a similar fiduciary capacity and (3) any relative or spouse of such person or arty relative of such spouse who has the same home as such person or who is a director or officer of this corporation or any of its subsidiaries.
     (c) The board of directors shall have the power and duty to determine for the purposes of this article SIXTH on the basis of information known to the board of directors of this corporation, whether
          (i) such other corporation, person or other entity beneficially owns more than 5% in number of shares of the outstanding shares of any class of stock of this corporation entitled to vote in elections of directors,
          (ii) a corporation, person or other entity is an “affiliate” or “associate” (as defined in paragraph (b) above) of another, and
          (iii) the assets being acquired by this corporation, or any subsidiary thereof, have an aggregate fair market value of less than $10,000,000.
Any such determination shall be conclusive and binding for all purposes of this article SIXTH.
     (d) The provisions of this article SIXTH shall not apply to any merger or other transaction referred to in this article SIXTH with any corporation, person or other entity if (1) the board of directors of this corporation has approved a memorandum of understanding with such other corporation, person or other entity with respect to such transaction prior to the time that such other corporation, person or other entity shall have become a beneficial owner of more than 5% in number of shares of the outstanding shares of stock of any class of this corporation entitled to vote in elections of directors, or (2) if such transaction is otherwise approved by the board of directors of this corporation, provided that a majority of the members of the board of directors voting for the approval of such transaction were duly elected and acting members of the board of directors prior to the time that such other corporation, person or other entity shall have become a beneficial owner of more than 5% in number of shares of the outstanding shares of stock of any class of this corporation entitled to vote in elections of directors. In addition, the provisions of this article SIXTH shall not apply to any merger or other transaction referred to in this article SIXTH with a subsidiary (which term shall mean a corporation of which a majority of the outstanding shares of stock entitled to vote in elections of directors is owned by this corporation directly, and/or indirectly through one or more other subsidiaries).

ARTICLE SEVENTH
     The number of directors of the corporation shall be fixed from time to time by or in the manner provided in the by-laws and may be increased or decreased as therein provided, but the number thereof may not be less than three.
The directors to be elected by the holders of all classes of stock entitled to vote thereon shall be divided into three classes, as nearly equal in number as may be, the term of office of those of the first class to expire at the first annual meeting of stockholders after their election, the term of office of those of the second class to expire at the second annual meeting of stockholders after their election, and the term of office of those of the third class to expire at the third annual meeting of stockholders after their election, At each annual election, directors elected to succeed those whose terms expire shall be elected for a term of office to expire at the third annual meeting of stockholders after their election.
     Newly created directorships resulting from any increase in the authorized number of directors and vacancies in the board of directors from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting at which the term of the class to which they shall have been elected expires. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. The affirmative vote of the holders of two-thirds (2/3) of the voting power of all of the stock of the corporation entitled to vote in the election of directors (computed without regard to the additional voting rights referred to in Section 1(c) of article FOURTH) shall be required to remove a director from office. The stockholders of the corporation are expressly prohibited from cumulating their votes in any election of directors of the corporation. The right provided by Section 1(c) of article FOURTH to elect two directors shall be construed as the right to elect not more than an aggregate of two members of the board of directors (of any class or classes); and, any other provision herein or in the General Corporation Law of the State of Delaware to the contrary notwithstanding, any director elected pursuant to such right may be removed from office without cause but in such case only by the holders of a majority of the voting power of the outstanding preferred stock of all series, voting separately as a class.
     The board of directors, by resolution passed by a majority of the whole board, may designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.
     Notwithstanding the foregoing paragraph, the corporation shall maintain a Finance Committee, which shall have the power to review all of the corporation’s significant financial matters, including, but not limited to, strategies, policies or transactions, contemplated by the corporation. Without limiting the foregoing, the Finance Committee shall provide review and oversight of and make recommendations to the board of directors on the corporation’s financing requirements and programs to obtain funds; relations with banks, bondholders and other creditors; forecasting procedures on revenues, expenses, earnings, and cash flow; operating and capital expenditure budgets; dividend policy; the adoption of any compensation plan for key employees which contemplates the issuance of stock of the corporation or which is a significant cash compensation plan (other than an annual cash bonus plan consistent with past practice); and acquisitions, divestitures and significant transactions affecting the corporation’s capital structure or ownership. The Finance Committee shall confer with the Pension Committee established under the corporation’s retirement plan and report periodically to the board of directors on the funding of qualified pension plans of the corporation and its subsidiaries and the investment performance of plan funds and, on behalf of the board of directors, authorize necessary or desirable changes in actuarial assumptions for funding the plans. The Finance Committee shall consider such other matters as may be referred to it from time to time by the board of directors and shall at all times prior to June 22, 1997 be composed of four members of the board of directors who are not officers or employees of the corporation. Any actions by the Finance Committee shall be by a majority vote of at least 3 of its members. Prior to June 22 1997, (i) the scope and power of review of the Finance Committee as set forth herein shall not in any way be limited or reduced and (ii) the composition, existence and function of the Finance Committee as set forth herein shall not be altered or diminished, in either such case without the unanimous consent of all directors then in office.
     The by laws of the corporation shall designate the officers of the corporation, which shall include but not necessarily be limited to, a president, a secretary and a treasurer to be elected by the board of directors.
     Any officer elected by the board of directors may be removed at any time with or without cause by a majority of the whole board of directors.
     The board of directors shall have power to issue bonds, debentures and other obligations, either nonconvertible or convertible into the corporation’s stock, upon such terms, in such manner and under such conditions in conformity with law, as may be fixed by the board of directors prior to the issuance of such bonds, debentures and other obligations.
ARTICLE EIGHTH
     Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. Elections of directors need not be by ballot unless the by laws of the corporation shall so provide.
ARTICLE NINTH
     By-laws of the corporation may be adopted, amended or repealed by the affirmative vote of a majority of the total number of directors (fixed by, or in the manner provided in, such by-laws as in effect immediately prior to such vote) or by the affirmative vote of the holders of 80% of the voting power of the corporation’s stock outstanding and entitled to vote thereon. Such by-laws may contain any provision for the regulation and management of the affairs of the corporation and the rights or powers of its stockholders, directors or employees not inconsistent with statute or this Restated Certificate of Incorporation.

ARTICLE TENTH
     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Restated Certificate of Incorporation or the by-laws of this corporation (and in addition to any other vote that may be required by law, this Restated Certificate of Incorporation or the by-laws of this corporation), the affirmative vote of the holders of 80% of the voting power of all stock of this corporation entitled to vote in elections of directors (considered for this purpose as one class and with such voting power computed without regard to the additional voting rights referred to in Section 1(c) of article FOURTH) shall be required to amend, alter, change or repeal article FIFTH, SIXTH, SEVENTH, NINTH, TENTH, ELEVENTH or TWELFTH of this Restated Certificate of Incorporation.
ARTICLE ELEVENTH
     No director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware and (iv) for any transaction from which a director derived an improper personal benefit.
ARTICLE TWELFTH
     Notwithstanding any other provisions of this Restated Certificate of Incorporation, those provisions of the by-laws of the corporation which relate to the Finance Committee shall not, prior to June 22, 1997, be amended or deleted without amendment of this article TWELFTH and those provisions of the by-laws of the corporation which relate to indemnification of directors and officers shall not, prior to June 22, 2003, be amended so as to reduce or prejudice the rights of directors or officers thereunder or be deleted without amendment of this article TWELFTH.
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     FOURTH: That no trustee has been appointed to act for and on behalf of the corporation, and the undersigned officers of the corporation have been duly designated under the Plan to execute and file this Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, the undersigned, for the purpose of amending, integrating and restating the Restated Certificate of Incorporation of the corporation pursuant to the General Corporation Law of the State of Delaware, do each hereby declare and certify that this Restated Certificate of Incorporation has been duly adopted in accordance with Sections 303, 242 and 245 of the General Corporation Law of the State of Delaware.

USG CORPORATION
By:	/s/ Richard H. Fleming
	Name:	Richard H. Fleming
	Title:	Executive Vice President and Chief Financial Officer

Attest:
By:	/s/ Suzanne K. Torrey
	Name:	Suzanne K. Torrey
	Title:	Assistant Secretary